Exhibit 4.1

BLOUNT, INC.,

As Issuer

$175,000,000

[  ]% SENIOR SUBORDINATED NOTES DUE 2012

INDENTURE

Dated as of August [  ], 2004

The Bank of New York,
As Trustee

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	DEFINITIONS
SECTION 1.02.	OTHER DEFINITIONS
SECTION 1.03.	INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT
SECTION 1.04.	RULES OF CONSTRUCTION

ARTICLE 2. THE NOTES

SECTION 2.01.	FORM AND DATING
SECTION 2.02.	EXECUTION AND AUTHENTICATION
SECTION 2.03.	REGISTRAR AND PAYING AGENT
SECTION 2.04.	PAYING AGENT TO HOLD MONEY IN TRUST
SECTION 2.05.	HOLDER LISTS
SECTION 2.06.	TRANSFER AND EXCHANGE
SECTION 2.07.	REPLACEMENT NOTES
SECTION 2.08.	OUTSTANDING NOTES
SECTION 2.09.	TREASURY NOTES
SECTION 2.10.	TEMPORARY NOTES
SECTION 2.11.	CANCELLATION
SECTION 2.12.	DEFAULTED INTEREST
SECTION 2.13.	CUSIP NUMBERS

ARTICLE 3. REDEMPTION AND PREPAYMENT

SECTION 3.01.	NOTICES TO TRUSTEE
SECTION 3.02.	SELECTION OF NOTES TO BE REDEEMED
SECTION 3.03.	NOTICE OF REDEMPTION
SECTION 3.04.	EFFECT OF NOTICE OF REDEMPTION
SECTION 3.05.	DEPOSIT OF REDEMPTION PRICE
SECTION 3.06.	NOTES REDEEMED IN PART
SECTION 3.07.	OPTIONAL REDEMPTION
SECTION 3.08.	MANDATORY REDEMPTION
SECTION 3.09.	OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS

ARTICLE 4. COVENANTS

SECTION 4.01.	PAYMENT OF NOTES
SECTION 4.02.	MAINTENANCE OF OFFICE OR AGENCY
SECTION 4.03.	REPORTS
SECTION 4.04.	COMPLIANCE CERTIFICATE
SECTION 4.05.	TAXES
SECTION 4.06.	SALE AND LEASEBACK TRANSACTIONS
SECTION 4.07.	RESTRICTED PAYMENTS
SECTION 4.08.	DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES
SECTION 4.09.	INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK
SECTION 4.10.	ASSET SALES
SECTION 4.11.	TRANSACTIONS WITH AFFILIATES
SECTION 4.12.	LIENS
SECTION 4.13.	ADDITIONAL SUBSIDIARY GUARANTEES
SECTION 4.14.	CORPORATE EXISTENCE
SECTION 4.15.	OFFER TO REPURCHASE UPON CHANGE OF CONTROL
SECTION 4.16.	NO SENIOR SUBORDINATED DEBT
SECTION 4.17.	DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES
SECTION 4.18.	BUSINESS ACTIVITIES

i

ARTICLE 5. SUCCESSORS

SECTION 5.01.	MERGER, CONSOLIDATION, OR SALE OF ASSETS
SECTION 5.02.	SUCCESSOR CORPORATION SUBSTITUTED

ARTICLE 6. DEFAULTS AND REMEDIES

SECTION 6.01.	EVENTS OF DEFAULT
SECTION 6.02.	ACCELERATION
SECTION 6.03.	OTHER REMEDIES
SECTION 6.04.	WAIVER OF PAST DEFAULTS
SECTION 6.05.	CONTROL BY MAJORITY
SECTION 6.06.	LIMITATION ON SUITS
SECTION 6.07.	RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT
SECTION 6.08.	COLLECTION SUIT BY TRUSTEE
SECTION 6.09.	TRUSTEE MAY FILE PROOFS OF CLAIM
SECTION 6.10.	PRIORITIES
SECTION 6.11.	UNDERTAKING FOR COSTS

ARTICLE 7. TRUSTEE

SECTION 7.01.	DUTIES OF TRUSTEE
SECTION 7.02.	RIGHTS OF TRUSTEE
SECTION 7.03.	INDIVIDUAL RIGHTS OF TRUSTEE
SECTION 7.04.	TRUSTEE’S DISCLAIMERS
SECTION 7.05.	NOTICE OF DEFAULTS
SECTION 7.06.	REPORTS BY TRUSTEE TO HOLDERS OF THE NOTES
SECTION 7.07.	COMPENSATION AND INDEMNITY
SECTION 7.08.	REPLACEMENT OF TRUSTEE
SECTION 7.09.	SUCCESSOR TRUSTEE BY MERGER, ETC.
SECTION 7.10.	ELIGIBILITY; DISQUALIFICATION
SECTION 7.11.	PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY

ARTICLE 8. DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.	SATISFACTION AND DISCHARGE
SECTION 8.02.	OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE
SECTION 8.03.	LEGAL DEFEASANCE AND DISCHARGE
SECTION 8.04.	COVENANT DEFEASANCE
SECTION 8.02.	CONDITIONS TO LEGAL OR COVENANT DEFEASANCE
SECTION 8.03.	DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS
SECTION 8.04.	REPAYMENT TO COMPANY
SECTION 8.05.	REINSTATEMENT

ARTICLE 9. AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.	WITHOUT CONSENT OF HOLDERS OF NOTES
SECTION 9.02.	WITH CONSENT OF HOLDERS OF NOTES
SECTION 9.03.	COMPLIANCE WITH TRUST INDENTURE ACT
SECTION 9.04.	REVOCATION AND EFFECT OF CONSENTS
SECTION 9.05.	NOTATION ON OR EXCHANGE OF NOTES
SECTION 9.06.	TRUSTEE TO SIGN AMENDMENTS, ETC.

ARTICLE 10. SUBORDINATION

SECTION 10.01.	AGREEMENT TO SUBORDINATE
SECTION 10.02.	LIQUIDATION; DISSOLUTION; BANKRUPTCY
SECTION 10.03.	DEFAULT ON DESIGNATED SENIOR DEBT
SECTION 10.04.	ACCELERATION OF SECURITIES
SECTION 10.05.	WHEN DISTRIBUTION MUST BE PAID OVER

SECTION 10.06.	NOTICE BY COMPANY
SECTION 10.07.	SUBROGATION
SECTION 10.08.	RELATIVE RIGHTS
SECTION 10.09.	SUBORDINATION MAY NOT BE IMPAIRED BY COMPANY
SECTION 10.10.	DISTRIBUTION OR NOTICE TO REPRESENTATIVE
SECTION 10.11.	RIGHTS OF TRUSTEE AND PAYING AGENT
SECTION 10.12.	AUTHORIZATION TO EFFECT SUBORDINATION
SECTION 10.13.	AMENDMENTS

ARTICLE 11. GUARANTEES

SECTION 11.01.	GUARANTEES
SECTION 11.02.	SUBORDINATION OF GUARANTEE
SECTION 11.03.	EXECUTION AND DELIVERY OF GUARANTEE
SECTION 11.04.	GUARANTORS MAY CONSOLIDATE, ETC., ON CERTAIN TERMS
SECTION 11.05.	RELEASES OF GUARANTEES
SECTION 11.06.	LIMITATION ON GUARANTOR LIABILITY; CONTRIBUTION

ARTICLE 12. MISCELLANEOUS

SECTION 12.01.	TRUST INDENTURE ACT CONTROLS
SECTION 12.02.	NOTICES
SECTION 12.03.	COMMUNICATIONS BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES
SECTION 12.04.	CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT
SECTION 12.05.	STATEMENTS REQUIRED IN CERTIFICATE OR OPINION
SECTION 12.06.	RULE BY TRUSTEE AND AGENTS
SECTION 12.07	NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS
SECTION 12.08.	GOVERNING LAW
SECTION 12.09.	NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS
SECTION 12.10.	SUCCESSORS
SECTION 12.11.	SEVERABILITY
SECTION 12.12.	COUNTERPART ORIGINALS
SECTION 12.13.	TABLE OF CONTENTS, HEADINGS, ETC.

EXHIBITS

EXHIBIT A           FORM OF NOTE

EXHIBIT B            FORM OF NOTATION OF SENIOR SUBORDINATED NOTE RELATING TO GUARANTEE

EXHIBIT C            FORM OF SUPPLEMENTAL INDENTURE

Cross-Reference Table*

Trust Indenture Act Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06;12.02
	(d)	7.06
314	(a)	4.03;12.02
	(b)	N.A.
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.05
	(f)	N.A.
315	(a)	7.01
	(b)	7.05, 12.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	2.12
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	12.01
	(b)	N.A.
	(c)	12.01

N.A. means not applicable.

* This Cross-Reference Table is not part of the Indenture.

v

This INDENTURE dated as of August [  ], 2004, is among Blount, Inc., a Delaware corporation (“Blount” or the “Company”) and Blount International, Inc., a Delaware corporation (“Blount International”), BI, L.L.C., a Delaware limited liability company, Omark Properties, Inc., an Oregon corporation, 4520 Corp., Inc., a Delaware corporation, Gear Products, Inc., an Oklahoma corporation, Dixon Industries, Inc., a Kansas corporation, Windsor Forestry Tools LLC, a Tennessee limited liability company, Frederick Manufacturing Corporation, a Delaware corporation and Fabtek Corporation, a Michigan corporation (collectively, the “Guarantors”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the [  ]% Senior Subordinated Notes due 2012 (the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

SECTION 1.01.            DEFINITIONS.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means (i) any property or assets (other than Capital Stock, Indebtedness or rights to receive payments over a period greater than 180 days) that are used by or useful to Blount International or a Restricted Subsidiary of Blount International in a Permitted Business; or (ii) the Capital Stock of a Person that either is already at the time a Restricted Subsidiary of Blount International or becomes a Restricted Subsidiary of Blount International as a result of the acquisition of such Capital Stock by Blount International or another Restricted Subsidiary of Blount International.

“Additional Notes” means additional Notes that the Company may issue from time to time (other than the Initial Notes) under this Indenture in accordance with Sections 2.02 and 4.09 hereof.

“Adjusted Net Assets” of a Guarantor at any date means the lesser of the amount by which (i) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Guarantee, of such Guarantor at such date and (ii) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under such Guarantee), excluding debt in respect of such Guarantee, as they become absolute and matured.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of such Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Disposition” means the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) of Blount International or any of its Restricted Subsidiaries in one or more related transactions.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Blount International and its Restricted Subsidiaries taken as a whole shall be governed by Section 4.15 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof, and (ii) the issuance of Equity Interests in any of Blount International’s Restricted Subsidiaries or the sale of Equity Interests in any of such Restricted Subsidiaries. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:  (i) any single transaction or series of related transactions that (A) involves assets having a fair market value of less than $2,000,000 or (B) results in net proceeds to Blount International and its Restricted Subsidiaries of less than $2,000,000; (ii) a transfer of assets by Blount International to one of its Restricted Subsidiaries or by a Restricted Subsidiary of Blount International to Blount International or to another Restricted Subsidiary of Blount International; (iii) an issuance of Equity Interests by a Restricted Subsidiary of Blount International to Blount International or to another Restricted Subsidiary of Blount International; (iv) the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business; (v) the sale or other disposition of cash or Cash Equivalents; (vi) the sale, conveyance or other transfer of accounts receivable and related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary or by a Receivables Subsidiary, in connection with a Qualified Receivables Transaction; and (vii) foreclosures on assets; and (viii) a Restricted Payment permitted by or a Permitted Investment that is not prohibited by Section 4.07 hereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. The present value shall be calculated using a discount rate equal to the rate of interest borne by the Notes, compounded annually.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), that “person” shall be deemed to have beneficial ownership of all securities that the “person” has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:  (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of the board; (ii) with respect to a partnership, the board of directors of the general partner of the partnership; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Canadian Term Loan Facility” means the $5,200,000 Canadian term loan facility provided under the Credit Agreement.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:  (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits, in each case, with any lender party to any Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500,000,000; (iv) repurchase obligations of any lender party to any Credit Facility or of any commercial bank satisfying the requirements of clause (iii) of this definition, having a term of not more than 90 days with respect to securities issued or fully guaranteed or insured by the United States government; (v) commercial paper of a domestic issuer rated at least P-2 by Moody’s or A-2 by S&P, or carrying an equivalent rating by a nationally recognized rating agency if both of Moody’s and S&P cease publishing ratings of investments; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vii) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any lender party to any Credit Facility or any commercial bank satisfying the requirements of clause (iii) of this definition; (viii) in the case of Foreign Subsidiaries operating in Europe, available cash invested in interest bearing accounts, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits, in each case, with any commercial bank having a class of debt securities rated at least A- by S&P or A-3 by Moody’s; (ix) in the case of Foreign Subsidiaries operating in Brazil, available cash invested in (A) interest bearing accounts and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits, in each case, with any Brazilian commercial bank having a class of debt securities rated at least B+ by S&P or B-1 by Moody’s or (B) export notes in U.S. dollars issued by a Brazilian commercial bank with maturities of 90 days or less from the date of acquisition; provided that if export notes are not available, available cash may be invested in certificates of deposit issued by a Brazilian commercial bank with maturities of one year or less from the date of acquisition and denominated in Brazilian reals swapped for U.S. dollars pursuant to an agreement related to Hedging Obligations to protect against currency devaluation; provided, further, that the aggregate principal amount of available cash invested pursuant to this clause (ix) at any time outstanding shall not exceed $10,000,000; or (x) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Change of Control” means the occurrence of any of the following:  (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Blount International and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or its Related Parties; (ii) the adoption of a plan relating to the liquidation or dissolution of Blount International, other than a plan solely relating to the liquidation or dissolution of the Company into Blount International; (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principal and its Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Blount International, measured by voting power rather than number of shares; (iv) the first day on which a majority of the members of the Board of Directors of Blount International are not Continuing Directors; or (v) the consolidation or merger of Blount International with or into, any Person, or the consolidation or merger of any Person with or into, Blount International, pursuant to a transaction in which any of the outstanding Voting Stock of Blount International or the other Person is converted into or exchanged for cash, securities or other property, other than any transaction where the Voting Stock of Blount International outstanding immediately prior to that transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting at least a majority of the outstanding shares of the Voting Stock of the surviving or transferee Person (immediately after giving effect to the issuance).  For the purpose of this definition, any transfer of any equity of an entity that was formed for the purpose of acquiring Voting Stock of Blount International will be deemed to be a transfer of equity interest in Blount International.

“Clearstream” means Clearstream Banking, société anonyme.

“Commission” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:  (i) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (to the extent such losses were deducted in computing such Person’s Consolidated Net Income); plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Person’s Consolidated Net Income; plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and without duplication, and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Person’s Consolidated Net Income; plus (iv) all one-time fees, costs, expenses (including cash compensation payments), in each case incurred by Blount International and its Restricted Subsidiaries incurred in connection with or resulting from any merger, consolidation, recapitalization, refinancing or acquisition; plus (v) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Person’s Consolidated Net Income; plus (vi) any unrealized non-cash losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133); plus (vii) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; plus (viii) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing Consolidated Net Income of such person; minus (ix) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Blount International shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Blount International only to the extent that a corresponding amount would be permitted at the date of determination to be directly or indirectly dividended to Blount International by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:  (i) the Net Income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person; (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders; and (iii) the cumulative effect of a change in accounting principles shall be excluded.

Notwithstanding the foregoing, for the purposes of Section 4.07 hereof only, there shall be excluded from Consolidated Net Income (i) any nonrecurring charges related to any premium or penalty paid, write-off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to or at its Stated Maturity and (ii) any repurchases, repayments or redemptions of Investments and proceeds realized on the sale of the Investments or return of capital to Blount International or a Restricted Subsidiary of Blount International to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such Section 4.07 pursuant to clause (c)(iii) thereof.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company or Blount International, as applicable, who (i) was a member of such Board of Directors on the Issue Date hereof; or (ii) was nominated for election or elected to such Board of Directors of the Company or Blount International, as applicable, with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” shall be located at 700 S. Flower St., Suite 500, Los Angeles, CA 90017, or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the credit agreement, dated as of May 15, 2003, as amended and restated as of            , 2004, by and among Blount International, the Company and each of the subsidiaries of the Company signatory thereto, the lenders and other financial institutions or entities from time to time parties thereto, General Electric Capital Canada, Inc. or any affiliate thereof, as Canadian Administrative Agent, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent, including any related notes, collateral documents, letters of credit and related documentation, and guarantees and any appendices, exhibits, or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements or otherwise).

“Credit Facilities” means one or more debt facilities (including the Credit Agreement) or commercial paper facilities, in each case with banks, insurance companies, mutual funds or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as amended, restated, modified, supplemented, renewed, refunded, refinanced, restructured, replaced, repaid or extended (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and whether upon termination or otherwise) in whole or in part from time to time (including by means of Debt Issuances) under the same or any other agent, lender, investor, or group of lenders or investors and including an increase in the amount of available borrowings thereunder; provided that such increase is permitted by Section 4.09 hereof.

“Debt Issuances” means, with respect to the Company or any Guarantor, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article 2 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Blount International or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a sale of the Designated Noncash Consideration.

“Designated Senior Debt” means (i) any Indebtedness under the Credit Agreement and (ii) if the Credit Agreement (including any refinancing thereof) is no longer in existence, any other Senior Debt permitted under this Indenture the principal amount of which is $25,000,000 or more and that has been designated by the Company as a “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or Blount International, as applicable, to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or Blount International, as applicable, may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Domestic Subsidiary” means any Subsidiary of Blount International that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private offering of Capital Stock (excluding Disqualified Stock) made for cash by the Company or Blount International, other than (i) any offering in connection with the Refinancing Transactions or (ii) any private sales to an Affiliate of the Company or Blount International.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of Blount and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person or any of its Restricted Subsidiaries for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, when first paid or accrued and without duplication (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations); plus (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus (iv) the product of (A) all dividends, whether paid or accrued, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for that period; provided, however, that:  (i) if (x) the specified person or any of its Restricted Subsidiaries has issued, assumed, guaranteed, incurred or otherwise becomes directly or indirectly liable, contingently or otherwise, for any Indebtedness, (y) the specified person or any of its subsidiaries has issued any Disqualified Stock, or (z) the specified person or any of its Subsidiaries has issued any Preferred Stock, in each case, since the beginning of such period that remains outstanding, or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock, or any combination of the above, Consolidated Cash Flow and Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness, Disqualified Stock or Preferred Stock as if such Indebtedness, Disqualified Stock or Preferred Stock had been incurred or issued on the first day of such period; (ii) if the specified person or any of its Subsidiaries has repaid, repurchased, redeemed, defeased or otherwise discharged any Indebtedness, Disqualified Stock or Preferred Stock since the beginning of such period or if any Indebtedness, Disqualified Stock or Preferred Stock is to be repaid, repurchased, redeemed, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, Consolidated Cash Flow and Fixed Charges for such period shall be calculated on a pro forma basis as if that repayment, repurchase, redemption, defeasance or discharge had occurred on the first day of that period; (iii) if since the beginning of such period the specified person or any of its Restricted Subsidiaries shall have made any Asset Disposition, the Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative), directly attributable thereto for such period and Fixed Charges for such period shall be reduced by an amount equal to the Fixed Charges directly attributable to any Indebtedness, Disqualified Stock or Preferred Stock of such specified person or any of its Restricted Subsidiaries repaid, repurchased, redeemed, defeased or otherwise discharged with respect to such specified person and its continuing Restricted Subsidiaries in connection with the Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of such specified person is sold, the Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent such specified person and its continuing Restricted Subsidiaries are no longer liable for the Indebtedness after that sale); (iv) if since the beginning of such period the specified person or any of its Restricted Subsidiaries (by merger, consolidation or otherwise) shall have made an Investment in any Restricted Subsidiary of such specified person (or such Person which becomes a Restricted Subsidiary of such specified person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness or the issuance of any Disqualified Stock or Preferred Stock) as if such Investment or acquisition occurred on the first day of such period; and (v) if since the beginning of such period such Person (that subsequently became a Restricted Subsidiary of the specified person, or was merged or consolidated with or into such specified person or any of its Restricted Subsidiaries, since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by such specified person or a Restricted Subsidiary of such specified person, during such period, Consolidated Cash Flow and Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, including through merger, consolidated or otherwise, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred or Disqualified Stock or Preferred Stock issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the specified person (regardless of whether these calculations (including any cost reductions or cost savings) could then be reflected in pro forma financial statements in accordance with Regulation S-X of the Securities Act or any other regulation or policy of the Commission related thereto). If any Indebtedness, Disqualified Stock or Preferred Stock bears a floating rate of interest or dividends and is being given pro forma effect, such interest or dividends shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement related to Hedging Obligations applicable to the Indebtedness, Disqualified Stock or Preferred Stock if the agreement related to Hedging Obligations has a remaining term in excess of 12 months).

“Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Notes” means, individually and collectively, each of the Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof to be placed on all Global Notes issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantee” means the Guarantee of the Notes by each of the Guarantors pursuant to Article 11 hereof and in the form of Notation on Senior Subordinated Note Relating to Guarantee attached as Exhibit B hereto and any additional Guarantee of the Notes to be executed by any Restricted Subsidiary of Blount International pursuant to Section 4.13 hereof.

“Guarantors” means each of (i) Blount International; (ii) BI, L.L.C., a Delaware limited liability company; Omark Properties, Inc., an Oregon corporation; 4520 Corp., Inc., a Delaware corporation; Gear Products, Inc., an Oklahoma corporation; Dixon Industries, Inc., a Kansas corporation; Windsor Forestry Tools LLC, a Tennessee limited liability company; Frederick Manufacturing Corporation, a Delaware corporation; and Fabtek Corporation., a Michigan corporation; and (iii) any other Subsidiary of Blount International that executes a Guarantee in accordance with the provisions of this Indenture; and their respective successors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (ii) foreign exchange contracts and currency swap agreements; and (iii) other agreements or arrangements entered into in the ordinary course of business and designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (iii) in respect of banker’s acceptances; (iv) representing Capital Lease Obligations; (v) in respect of all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); or (vi) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured. The term “Indebtedness” also includes, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, but excluding from the definition of “Indebtedness,” any of the foregoing that constitutes (A) an accrued expense, (B) trade payables and (C) Obligations in respect of workers’ compensation, pensions and retiree health care, in each case to the extent not overdue for more than 90 days. Notwithstanding the foregoing, the term “Indebtedness” will also exclude customary earn-out arrangements entered into in connection with the purchase by Blount International or any Restricted Subsidiary of Blount International of any business pursuant to which the seller may become entitled to additional consideration depending on the performance of such business; provided, however, that at the time the arrangement is entered into the amount of that consideration is contingent upon future events (other than the lapse of time) and, to the extent that consideration thereafter becomes a fixed amount payable by Blount International or a Restricted Subsidiary of Blount International, the amount is paid within 30 days thereafter.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $175,000,000 in aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business and (y) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other similar extensions of credit, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Blount International or any Restricted Subsidiary of Blount International sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Blount International such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Blount International, Blount International shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of Section 4.07 hereof.

“Issue Date” means the date on which the Notes are originally issued under this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lehman Brothers Merchant Banking Partners” means Lehman Merchant Banking Partners II L.P. and its affiliated co-investors.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250,000,000; provided that the excess of: (A) the aggregate amount of securities of any one such corporation held by Blount International and any of its Restricted Subsidiaries over (B) ten times the average daily trading volume of the securities during the 20 immediately preceding trading days will be deemed not to be Marketable Securities; in each case as determined on the date of the contract relating to such Asset Sale.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any gain (and loss), together with any related provision for taxes on such gain (loss), realized in connection with: (A) any Asset Sale (including dispositions pursuant to sale and leaseback transactions); or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (ii) any extraordinary gain (and loss), together with any related provision for taxes on such extraordinary gain (and loss).

“Net Proceeds” means the aggregate cash proceeds received by Blount International or any of its Restricted Subsidiaries (i) in respect of any issuance or sale of any Capital Stock and (ii) in respect of any Asset Sale (including in each case any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of an assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:  (A) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued and as a liability under GAAP, as a consequence of such Asset Sale, after taking into account any available tax credits or deductions and any tax sharing arrangements; (B) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (C) all direct costs, including all legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result; and (D) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:  (i) as to which neither Blount International nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Blount International or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the incurrence of which will not result in any recourse to the stock or assets of Blount International or any of its Restricted Subsidiaries other than to Equity Interests of Unrestricted Subsidiaries pledged for the benefit of lenders to those Unrestricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes” means $175,000,000 in aggregate princpal amount of notes issued under this Indenture on the date hereof.

“Obligations” means any principal, premium, if any, interest, penalties, fees, indemnifications, guarantees, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest, fees and expenses is allowed in such proceeding).

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Blount International or the Company by two Officers of Blount International or the Company, as the case may be, one of whom must be the principal executive officer, the principal financial officer or such other officer authorized by Blount International or the Company, as the case may be, that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to Blount International or the Company, any Subsidiary of Blount International or the Company or the Trustee.

“Participant” means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the businesses conducted (or proposed to be conducted, including activities referred to as being contemplated by Blount International, as described or referred to in the Prospectus) by Blount International and its Restricted Subsidiaries as of the Issue Date and any and all other businesses that in the good faith judgment of the Board of Directors of Blount International are reasonably related, ancillary or complementary businesses, including (i) reasonably related extensions or expansions thereof and (ii) businesses that employ reasonably comparable manufacturing processes.

“Permitted Investments” means:  (i) any Investment in Blount International or in a Restricted Subsidiary of Blount International; (ii) any Investment in Cash Equivalents; (iii) any Investment by Blount International or any Restricted Subsidiary of Blount International in a Person engaged in a Permitted Business, if as a result of such Investment:  (A) such Person becomes a Restricted Subsidiary of Blount International; or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Blount International or a Restricted Subsidiary of Blount International; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or the disposition of assets not constituting an Asset Sale; (v) guarantees (including Guarantees) of Indebtedness permitted under Section 4.09 hereof; (vi) any Investment acquired by Blount International or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by Blount International or any of its Restricted Subsidiaries in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of the transfer of title with respect to any secured Investment in default as a result of a foreclosure by Blount International or any of its Restricted Subsidiaries with respect to such secured Investment; (vii) any Investment by Blount International or a Restricted Subsidiary of Blount International in connection with deferred compensation trust arrangements existing, and as in effect, on the Issue Date and as amended thereafter; provided, however, that any future amendment to any such existing arrangements will only be permitted pursuant to this clause (vii) to the extent that the terms of the amendment are not otherwise disadvantageous to the Holders of Notes in any material respect; (viii) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Blount International; (ix) Hedging Obligations permitted to be incurred under Section 4.09 hereof; (x) loans and advances to employees and officers of Blount International and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed an aggregate of $2,500,000 at any one time outstanding; (xi) any Investment by Blount International or a Restricted Subsidiary of Blount International in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, that the Investment in any Person is in the form of a Purchase Money Note, an equity interest or an interest in accounts receivable generated by Blount International or a Restricted Subsidiary of Blount International and transferred to any Person in connection with a Qualified Receivables Transaction or any Person owning those accounts receivable; (xii) any Investment in a Permitted Business (whether or not an Investment in an Unrestricted Subsidiary) having an aggregate fair market value that, when taken together with all other outstanding Investments made pursuant to this clause (xii), does not exceed in aggregate amount 10% of Total Assets at the time of this Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and (xiii) any Investment (whether or not an Investment in an Unrestricted Subsidiary) having an aggregate fair market value that, when taken together with all other outstanding Investments made pursuant to this clause (xiii), does not exceed in aggregate amount $25,000,000 at the time of this Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” means:  (i) Equity Interests in the Company or any Guarantor; or (ii) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to Senior Debt under this Indenture.

“Permitted Liens” means:  (i) Liens on assets of Blount International, the Company and any Restricted Subsidiary of Blount International securing Senior Debt, including under the Credit Agreement, that was permitted by the terms of this Indenture to be incurred; (ii) Liens in favor of the Company or the Guarantors or, in the case of a Foreign Subsidiary, Liens securing Indebtedness or other obligations of such Foreign Subsidiary owing to Blount International, the Company or any Restricted Subsidiary thereof; (iii) Liens on property or shares of Capital Stock of a Person existing at the time such Person is merged with or into or consolidated with Blount International or any Restricted Subsidiary of Blount International; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Blount International or such Restricted Subsidiary (other than assets and property affixed or appurtenant thereto); (iv) Liens on property existing at the time of acquisition thereof by Blount International or any Restricted Subsidiary of Blount International, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or letters of credit permitted by clause (vi) of the second paragraph of Section 4.09 hereof, or other obligations of a like nature incurred in the ordinary course of business; (vi) pledges or deposits by Blount International or any Restricted Subsidiary of Blount International under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Blount International or such Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of Blount International or such Restricted Subsidiary or deposits of cash or United States government bonds to secure surety or appeal bonds to which Blount International or such Restricted Subsidiary is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of Section 4.09 hereof, covering only the assets acquired with such Indebtedness; (viii) Liens existing on the Issue Date; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens on the assets of Unrestricted Subsidiaries, or on the Equity Interests of Unrestricted Subsidiaries, that secure Non-Recourse Debt of Unrestricted Subsidiaries not otherwise prohibited by this Indenture; (xi) Liens on accounts receivable and related assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction; (xii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against Blount International or any Restricted Subsidiary of Blount International with respect to which Blount International or such Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Blount International or such Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Blount

International or such Restricted Subsidiary to provide collateral to the depository institution; (xiii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceeding may be initiated shall not have expired; (xiv) easements, rights-of-way, minor survey exceptions, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, or Liens incidental to the conduct of the business of Blount International or its Subsidiaries or to the ownership of its properties, as applicable, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by Blount International or its Subsidiaries) or interfere with the ordinary conduct of the business of Blount International or its Subsidiaries; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit; (xv) Liens securing Hedging Obligations; provided that such Liens are only secured by property or assets that secure the Indebtedness related to the Hedging Obligation or the property securing Indebtedness under clause (i) of the second paragraph of Section 4.09 hereof; (xvi) Liens to secure Indebtedness permitted by clause (xv) of the second paragraph of Section 4.09 hereof; (xvii) Liens to secure any refinancings, extensions, renewals, refunds, repayments, prepayments, redemptions, defeasance, retirements, exchanges or replacements (collectively “refinancings”) (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (iii), (iv), (vii) or (viii); provided, however, that: (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (iii), (iv), (vii) or (viii) above at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (iii), (iv) or (vii) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Proceeds pursuant to Section 4.10 hereof.  For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of Blount International or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Blount International or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:  (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is incurred either by Blount International or by the Restricted Subsidiary of Blount International who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, association, joint-stock company, trust, joint venture, government, or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of the other Capital Stock issued by such Person.

“Principal” means Lehman Brothers Merchant Banking Partners and any of its Affiliates.

“Prospectus” means the Prospectus of the Company dated August [    ], 2004 with respect ot he Notes.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to Blount International or any Restricted Subsidiary of Blount International in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Blount International or any Restricted Subsidiary of Blount International pursuant to which Blount International or any Restricted Subsidiary of Blount International may sell, convey or otherwise transfer to (A) a Receivables Subsidiary (in the case of a transfer by Blount International or any Restricted Subsidiary of Blount International) and (B) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Blount International or any Restricted Subsidiary of Blount International and any asset related thereto including all collateral securing the accounts receivable, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of the accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a directly or indirectly wholly-owned Subsidiary of Blount International (other than the Company or a Guarantor) which engages in no activities other than in connection with the financing of accounts receivables and which is designated by the Board of Directors of Blount International (as provided below) as a Receivables Subsidiary:  (i) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (A) is guaranteed by Blount International or any other Restricted Subsidiary of Blount International (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (B) is recourse to or obligates Blount International or any other Restricted Subsidiary of Blount International in any way other than pursuant to Standard Securitization Undertakings, or (C) subjects any property or asset of Blount International or any other Restricted Subsidiary of Blount International, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (ii) with which neither Blount International nor any other Restricted Subsidiary of Blount International has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to Blount International or the other Restricted Subsidiary of Blount International than those that might be obtained at the time from Persons that are not Affiliates of Blount International, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (iii) as to which neither Blount International nor any other Restricted Subsidiary of Blount International has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary of Blount International as a Receivables Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Board of Directors of Blount International giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture.

“Refinancing Transactions” means, collectively, the offering by the Company of the Notes pursuant to this Indenture, an offering of 10,000,000 shares of common stock by Blount International (and any additional shares of common stock pursuant to the exercise of any over-allotment option with respect thereto), an amendment and restatement of the Company’s credit facilities, the redemption in full of the Company’s 7% Senior Notes due 2005, the redemption in full of the Company’s 13% Senior Subordinated Notes due 2009 and the prepayment of Blount International’s 12% Convertible Preferred Equivalent Security due 2012.

“Related Party” means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (i).

“Representative” means the Trustee or other trustee, agent or representative for any Senior Debt.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means:  (i) all Indebtedness of Blount International or any of its Restricted Subsidiaries outstanding under Credit Facilities, including under the Credit Agreement, and all Hedging Obligations with respect thereto; (ii) any other Indebtedness of the Company, Blount International or any of their respective Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Guarantee; and (iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:  (i) any liability for Federal, state, local or other taxes owed or owing by the Company or Blount International; (ii) any Indebtedness of the Company or Blount International to any of its Subsidiaries or other Affiliates; (iii) any trade payables; (iv) the portion of any Indebtedness that is incurred in violation of this Indenture; or (v) any Indebtedness of Blount International or any of its Subsidiaries that is Non-Recourse Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof; provided that all Unrestricted Subsidiaries of Blount International shall be excluded from all calculations under Rule 1-02(w) of Regulation S-X.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Blount International or any Restricted Subsidiary of Blount International which are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:  (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person

(or a combination thereof); and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Total Assets” means, as of any date, Blount International’s total consolidated assets as of that date, as determined in accordance with GAAP. To the extent that information is not available as to the amount of total consolidated assets as of a specific date, Blount International may utilize the most recent available information for purposes of calculating Total Assets.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of Blount International (other than the Company) that is designated by the Board of Directors of Blount International as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:  (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with Blount International or any Restricted Subsidiary of Blount International (other than in connection with the pledge of the Equity Interests of such Unrestricted Subsidiary) unless the terms of such agreement, contract, arrangement or understanding are no less favorable to Blount International or its Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Blount International; (iii) is a Person with respect to which neither Blount International nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not guaranteed or otherwise directly or indirectly provided credit support for such Indebtedness of Blount International or any of its Restricted Subsidiaries; and (v) has at least one director on its Board of Directors that is not a director or executive officer of Blount International or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Blount International or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Blount International as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Board of Directors of Blount International giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Blount International as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, Blount International shall be in default of such covenant. The Board of Directors of Blount International may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Blount International; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Blount International of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of such four-quarter reference period; and (ii) no Default would be continuing following such designation.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

SECTION 1.02.            OTHER DEFINITIONS.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.04
“DTC”	2.03
“Event of Default”	6.01
“Funding Guarantor”	11.06
“Global Note Legend”	2.06
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Blockage Notice”	10.03
“Purchase Date”	3.09
“Permitted Debt”	4.09
“Payment Default”	6.01	(f)
“Registrar”	2.03
“Restricted Payments”	4.07

SECTION 1.03.            INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee;

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

SECTION 1.04.            RULES OF CONSTRUCTION.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           provisions apply to successive events and transactions;

(6)           references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(7)           “including” means including without limitation.

ARTICLE 2.
THE NOTES

SECTION 2.01.            FORM AND DATING.

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend and the “Schedule of Exchanges in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

SECTION 2.02.            EXECUTION AND AUTHENTICATION.

Two Officers shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by two Officers, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

The Notes will have an initial maximum aggregate principal amount to $175,000,000.  The Company may issue Additional Notes from time to time after the offering of the Initial Notes, provided that any Additional Notes shall be fungible with the Notes for U.S. Federal income tax purposes.  Any offering of Additional Notes is subject to Section 4.09 hereof.  The Initial Notes and any Additional Notes subsequently issued under this Indenture shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

SECTION 2.03.            REGISTRAR AND PAYING AGENT.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.

SECTION 2.04.            PAYING AGENT TO HOLD MONEY IN TRUST.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.            HOLDER LISTS.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.06.            TRANSFER AND EXCHANGE.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.  Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.06, 2.07 and 2.10 hereof. Every Note authenticated and made available for delivery in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.06, 2.07 or 2.10 hereof, shall be authenticated and made available for delivery in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (f) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests (other than transfers of beneficial interests in a Global Note to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note), the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in the specified Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture, the Notes and otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(f) hereof.

(iii)          Beneficial Interests in Global Notes to Definitive Notes.  If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(f) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Definitive Notes issued in exchange for a beneficial interest pursuant to this Section 2.06(b)(iii) shall be registered in such names and in such authorized denominations as the holder shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(c)           Transfer or Exchange of Definitive Notes for Beneficial Interests.

(i)            Definitive Notes to Beneficial Interests in Global Notes.  A Holder of Definitive Notes may exchange such Notes for a beneficial interest in the Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in the Global Note. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Global Note.

(ii)           Issuance of Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (i) above at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of beneficial interests transferred pursuant to subparagraph (i) above.

(d)           Transfer and Exchange of Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(d), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney-in-fact, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, pursuant to the provisions of this Section 2.06(d).

(i)            Definitive Notes to Definitive Notes.  A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request for such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(e)           Legends. The following legends shall appear on the face of all Global Notes and issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”

(f)            Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depositary at the direction of the Trustee, to reflect such increase.

(g)           General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii)           No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.15 and 9.05 hereof).

(iii)          The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)           The Company shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)         The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

SECTION 2.07.            REPLACEMENT NOTES.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.            OUTSTANDING NOTES.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary thereof or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.            TREASURY NOTES.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trustee has actual knowledge are so owned shall be so disregarded.

SECTION 2.10.            TEMPORARY NOTES.

Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by two Officers of the Company. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.            CANCELLATION.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.            DEFAULTED INTEREST.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are

Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13.            CUSIP NUMBERS.

The Company in issuing the Notes may use “CUSIP,” “CINS,” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP, CINS or ISIN numbers as applicable, in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the CUSIP, CINS or ISIN numbers.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

SECTION 3.01.            NOTICES TO TRUSTEE.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

SECTION 3.02.            SELECTION OF NOTES TO BE REDEEMED.

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of less than $1,000 shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, unless the Company defaults in payment of the redemption price thereof.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

As of the date hereof, the Notes are not listed on any national securities exchange.  The Company shall give written notice to the Trustee of any such listing promptly after it becomes effective.

SECTION 3.03.            NOTICE OF REDEMPTION.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed (including CUSIP, CINS or ISIN numbers, if any) and shall state:

(a)           the redemption date;

(b)           the redemption price;

(c)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)           the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)           that no representation is made as to the correctness or accuracy of the CUSIP, CINS or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04.            EFFECT OF NOTICE OF REDEMPTION.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

SECTION 3.05.            DEPOSIT OF REDEMPTION PRICE.

Prior to 11:00 a.m. on the Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.            NOTES REDEEMED IN PART.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.            OPTIONAL REDEMPTION.

(a)           Except as set forth in clause (b) of this Section 3.07, the Notes shall not be redeemable at the Company’s option prior to [      ], 2008. Thereafter, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on [      ] of the years indicated below:

Year	Percentage
2008	[ ]	%
2009	[ ]	%
2010 and thereafter	100.000%

(b)           Notwithstanding the foregoing clause (a), on or prior to [          ], 2007, the Company may on any one or more occasions redeem up to an aggregate of 35% of the Notes originally issued at a redemption price of [      ]% of the principal amount thereof, plus accrued and unpaid interest and any other amounts due, if any, on the Notes to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings by the Company or the net cash proceeds of one or more Equity Offerings by Blount International that are contributed to the Company as common equity capital; provided that at least 65%of the Notes originally issued remain outstanding immediately after the occurrence of each such redemption (excluding Notes held by Blount International, the Company and their Subsidiaries); and provided, further, that any such redemption must occur within 90 days of the date of the closing of such Equity Offering.

SECTION 3.08.            MANDATORY REDEMPTION.

Except as set forth under Sections 4.10 and 4.15 hereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.  The Company may at any time and from time to time purchase Notes in the open market or otherwise, although the terms of its Indebtedness may prohibit the Company from making such purchases.

SECTION 3.09.            OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale Offer to all Holders to purchase Notes, it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)           that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b)           the Offer Amount, the purchase price and the Purchase Date;

(c)           that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(d)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f)            that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)           that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)           that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.
COVENANTS

SECTION 4.01.            PAYMENT OF NOTES.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than Blount International or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date, money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

SECTION 4.02.            MAINTENANCE OF OFFICE OR AGENCY.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of their obligations to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

SECTION 4.03.             REPORTS.

So long as any Notes are outstanding, Blount International shall furnish to the Trustee and the Holders of Notes, within 15 days after the time Blount International would be required to file such information with the Commission, if it were subject to Section 13 or 15(d) of the Exchange Act:  (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or any successor forms) if Blount International were required to file those forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Blount International’s certified independent accountants; and (b) all current reports that would be required to be filed with the Commission on Form 8-K (or any successor form) if Blount International were required to file such reports.

If Blount International has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Blount International and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Blount International.

In addition, Blount International shall file a copy of all information and reports referred to in clauses (a) and (b) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept that filing) and make that information available to securities analysts and prospective investors upon request.  Blount International and the Guarantors have also agreed that, if the Notes are not freely transferable under the Securities Act, they will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Blount International will be deemed to have furnished such reports to the Trustee and the Holders of Notes if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

SECTION 4.04.            COMPLIANCE CERTIFICATE.

(a)           Blount International shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Blount International and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Blount International and the Company have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, Blount International and the Company have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Blount International or the Company are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action Blount International or the Company are taking or propose to take with respect thereto.

(b)           So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 hereof shall be accompanied by a written statement of Blount International’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that Blount International or the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)           The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, as soon as possible and in any event within five Business Days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Blount International or the Company is taking or proposes to take with respect thereto.

SECTION 4.05.            TAXES.

Blount International shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06.            SALE AND LEASEBACK TRANSACTIONS.

Blount International shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Blount International or any Restricted Subsidiary may enter into a sale and leaseback transaction if:  (i) Blount International or such Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of Section 4.09 hereof; (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as (if in excess of $20,000,000) determined in good faith by Blount International and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and Blount International or that Restricted Subsidiary applies the proceeds of such transaction in compliance with Section 4.10 hereof.

SECTION 4.07.            RESTRICTED PAYMENTS.

Blount International shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:  (i) declare or pay any dividend or make any other payment or distribution on account of Blount International’s or any of its Restricted Subsidiaries’ Equity Interests (including any distribution, dividend or payment in connection with any merger or consolidation involving Blount International or any of its Restricted Subsidiaries) or to the direct or indirect holders of Blount International’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, except for dividends or distributions that are payable in Equity Interests (other than Disqualified Stock) of Blount International or payable to Blount International or a Restricted Subsidiary of Blount International; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Blount International) any Equity Interests of the Company, Blount International or any direct or indirect parent of Blount International; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Guarantees, except the scheduled payment of principal, premium, if any, and interest on such Indebtedness at the Stated Maturity of the Indebtedness that is subordinated to the Notes or the Guarantees or Indebtedness that is permitted under clause (viii) of Section 4.09 hereof, or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)           no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)           at the date of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, Blount International would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof;

(c)           the aggregate amount of such Restricted Payment and all other Restricted Payments made since the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii) and (viii) of the next succeeding paragraph) is less than or equal to the sum, without duplication, of (i) 50% of the Consolidated Net Income of Blount International for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on January 1, 2004 through the last full fiscal quarter of Blount International for which internal financial statements are available at the time of that Restricted Payment (or, if the Consolidated Net Income for that period is a deficit, minus 100% of the deficit); plus (ii) 100% of the aggregate net cash proceeds or the fair market value of property other than cash received by Blount International since January 1, 2004 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Blount International (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Blount International that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Blount International); plus (iii) an amount equal to the lesser of (A) the sum of the net reduction in the Restricted Investments made by Blount International or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of the Restricted Investment by such Person, proceeds realized on the sale of the Restricted Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Blount International or any of its Restricted Subsidiaries and (B) the initial amount of such Restricted Investments; plus (iv) if any Unrestricted Subsidiary is redesignated by Blount International as a Restricted Subsidiary of Blount International after the Issue Date, an amount equal to the lesser of (A) the net book value of Blount International’s Investment in the Unrestricted Subsidiary at the time of the redesignation and (B) the fair market value of Blount International’s Investment in the Unrestricted Subsidiary at the time of the redesignation.

The preceding provisions shall not prohibit:  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the dividend would have complied with the provisions of this Indenture; (ii) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of the Company or any Guarantor that is subordinated to the Notes or the

Guarantees or of any Equity Interests of Blount International or any Restricted Subsidiary of Blount International in exchange for, or out of the net cash proceeds of the sale (other than to a Subsidiary of Blount International) of, Equity Interests of Blount International (other than Disqualified Stock); provided that the amount of any net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (c)(ii) of the preceding paragraph; provided, further, that in the case of any such sale of Equity Interests of Blount International, the net cash proceeds from the sale (x) are used to make any such Investment within 270 days of the sale or (y) are used to effect any other transaction contemplated by this clause (ii) within 90 days of the sale; (iii) the defeasance, redemption, repurchase or other acquisition of Indebtedness of Blount International or any Guarantor that is subordinated to the Notes or the Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend or distribution by a Restricted Subsidiary of Blount International to the holders of such Restricted Subsidiary’s common Equity Interests so long as Blount International or a Restricted Subsidiary of Blount International receives at least its pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests; (v) the payment of dividends on Blount International’s common stock, following the first Equity Offering after the Issue Date, of up to 3% per annum of the net cash proceeds of the Equity Offering by Blount International other than an Equity Offering with respect to common stock registered on Form S-8; (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Blount International or any Restricted Subsidiary of Blount International held by any member of Blount International’s (or any of its Restricted Subsidiaries’) management, employees and directors pursuant to any management equity subscription agreement, stock option agreement, employment agreement or any other management or employee benefit plan, trust arrangement or agreement; provided that the price paid for all repurchased, redeemed, acquired or retired Equity Interests in all cases, other than as a result of death or disability, does not exceed $2,500,000 in the aggregate in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5,000,000 in any calendar year); (vii) the deemed repurchase of Capital Stock by Blount International on the exercise of stock options; and (viii) Restricted Payments, when taken together with all other Restricted Payments made pursuant to this clause (viii), in an aggregate amount since the Issue Date not to exceed $25,000,000;

provided that Blount International will not and will not permit any of its Restricted Subsidiaries to make any Restricted Payment contemplated by clauses (iii), (iv), (v), (vii) and (viii) above so long as an Event of Default has occurred and is continuing.

The Board of Directors of Blount International may designate any Restricted Subsidiary of Blount International to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary of Blount International is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Blount International and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary will be deemed to be an Investment made as of the time of that designation and will either reduce the amount available for Restricted Payments under this Section 4.07 or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Blount International shall determine.  Such designation shall only be permitted if that Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of Blount International may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of Blount International if the redesignation would not cause a Default.  The Company shall be a Restricted Subsidiary of Blount International and may not be designated as an Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) shall be the fair market value of the assets or securities proposed to be transferred or issued to or by Blount International or a Restricted Subsidiary of Blount International, as the case may be, pursuant to the Restricted Payment on the date of such Restricted Payment.  The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined in good faith by Blount International.  Not later than the date of making any Restricted Payment in an aggregate amount which exceeds $20.0 million, Blount International shall deliver to the Trustee an Officers’ Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.

If any Restricted Investment is sold or otherwise liquidated or repaid or any dividend or payment is received by Blount International or any of its Restricted Subsidiaries and such amounts may be credited to clause (c)(i) or (iii) of the first paragraph of this Section 4.07, then such amounts will be credited only to the extent of amounts that do not otherwise increase the amount available as a Permitted Investment pursuant to clause (xii) in the definition of “Permitted Investments.”

SECTION 4.08.            DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

Blount International shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Blount International that is not a Guarantor to:  (i) pay dividends or make any other distributions on its Capital Stock to Blount International or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits; (ii) pay any indebtedness owed to Blount International or any of its Restricted Subsidiaries; (iii) make loans or advances to Blount International or any of its Restricted Subsidiaries; or (iv) transfer any of its properties or assets to Blount International or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:  (i) Existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in that Existing Indebtedness, as in effect on the Issue Date; (ii) the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or such other Credit Facility, provided that those amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, and such other Credit Facility, are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the Credit Agreement, as in effect on the Issue Date; (iii) this Indenture and the Notes or any other indenture governing debt securities that are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in this Indenture and the Notes; (iv) applicable law or any applicable rule, regulation or order; (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by Blount International or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent that Indebtedness was incurred in connection with or in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by the terms of this Indenture; (vi) customary non-assignment provisions in leases entered into in the ordinary course of business; (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (iv) of the preceding paragraph; (viii) any agreement for the sale or other disposition of a Restricted Subsidiary of Blount International that restricts distributions by that Restricted Subsidiary pending its sale or other disposition; (ix) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; (x) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to that Lien; (xi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; (xii) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating to a Receivables Subsidiary; (xiii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (xiv) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of Section 4.12 hereof that limits the right of the debtor to dispose of the assets securing the Indebtedness; and (xv) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Blount International’s Board of Directors not materially more restrictive in the aggregate with respect to the dividend and other payment restrictions than those (considered as a whole) contained in the dividend or other payment restrictions prior to the applicable amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.09.            INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

Blount International shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Blount International and the Company shall not issue any Disqualified Stock and will not permit any of their respective Subsidiaries (other than the Company) to issue any shares of Preferred Stock; provided, however, that Blount International and the Company may incur Indebtedness (including Acquired Debt), Blount International and the Company may issue Disqualified Stock, and Restricted Subsidiaries of Blount International that are Guarantors may incur Indebtedness or issue Preferred Stock, if the Fixed Charge Coverage Ratio for Blount International’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four quarter period.

The first paragraph of this Section 4.09 shall not prohibit any of the following (collectively, “Permitted Debt”):

(i)            the incurrence by Blount International, the Company and any Restricted Subsidiary of Blount International that is a Guarantor of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential reimbursement liability (excluding interest and fees) of Blount International and its Restricted Subsidiaries thereunder) not to exceed $425,000,000;

(ii)           the incurrence by Blount International and its Restricted Subsidiaries of Existing Indebtedness;

(iii)          the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes to be issued on the Issue Date (and the Guarantees of such Initial Notes on the Issue Date);

(iv)          the incurrence by Blount International or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or lease expense or cost of construction or repair, improvement or addition to property, plant or equipment used in the business of Blount International or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed, in aggregate principal amount at any one time outstanding, 5% of Total Assets on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness), as if such Indebtedness had been incurred on the date of calculation;

(v)           the incurrence by Blount International or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this Section 4.09 or clause (ii), (iii) or (v) of this paragraph;

(vi)          Indebtedness incurred by Blount International or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to (A) letters of credit issued in the ordinary course of business in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or (B) commercial letters of credit issued in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of the Indebtedness, these obligations are reimbursed within 30 days following such drawing or incurrence;

(vii)         Indebtedness arising from agreements of Blount International or a Restricted Subsidiary of Blount International providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of Blount International, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of Blount International for purpose of financing such acquisition;

(viii)        the incurrence by Blount International or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Blount International and any of its Restricted Subsidiaries; provided, however, that (A) Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and this Indenture, in the case of the Company, or its Guarantee, in the case of a Guarantor and (B)(1) any subsequent issuance or transfer of Equity Interests that results in such Indebtedness being held by a Person other than Blount International or any of its Restricted Subsidiaries and (2) any sale or other transfer of such Indebtedness to a Person that is not either Blount International or any of its Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Blount International or its Restricted Subsidiary, as the case may be, that was not permitted by this clause (viii);

(ix)           the incurrence by Blount International or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes) for the purpose of (A) hedging interest rate risk with respect to any Indebtedness that is permitted to be outstanding by the terms of this Indenture or (B) hedging exposure with respect to foreign currency fluctuations;

(x)            (A) the guarantee by Blount or any of the Guarantors of Indebtedness of Blount International or a Restricted Subsidiary of Blount International or (B) the incurrence of Indebtedness of Blount International or a Restricted Subsidiary of Blount International to the extent that such Indebtedness is supported by a letter of credit, in each case that was permitted to be incurred by another provision of this Section 4.09;

(xi)           the incurrence of Non-Recourse Debt by Unrestricted Subsidiaries, provided, however, that if such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Blount International that was not permitted by this clause (xi), and the issuance of Preferred Stock by Unrestricted Subsidiaries;

(xii)          the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, as the case may be, which will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock, as the case may be, for purposes of this Section 4.09; provided, in each case, that the amount thereof is included in the Fixed Charges of Blount International and its Restricted Subsidiaries as accrued;

(xiii)         the incurrence by Blount International or any of its Restricted Subsidiaries of Indebtedness in respect of performance and surety bonds and completion guarantees provided in the ordinary course of business to the extent that the incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

(xiv)        the incurrence by a Receivables Subsidiary of Indebtedness that is not recourse to Blount International or any other Restricted Subsidiary of Blount International (other than with respect to Standard Securitization Undertakings) in connection with a Qualified Receivables Transaction; and

(xv)         the incurrence by Blount International or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50,000,000.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, Blount International shall be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or reclassify at a later date all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness denominated in a foreign currency other than the U.S. dollar, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

SECTION 4.10.            ASSET SALES.

Blount International shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Blount International (or the Restricted Subsidiary of Blount International, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) the fair market value is determined by the Board of Directors of Blount International and evidenced by a resolution of that Board of Directors set forth in an Officers’ Certificate delivered to the Trustee in the event such Asset Sale involves aggregate consideration in excess of $20,000,000 million; and (iii) at least 75% of the consideration therefor received by Blount International or the Restricted Subsidiary of Blount International is in the form of cash or Cash Equivalents or Marketable Securities.  For purposes of this provision, each of the following shall be deemed to be cash:  (A) any liabilities of Blount International (or the Restricted Subsidiary of Blount International, as the case may be), as shown on its most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of the assets pursuant to a customary novation agreement that releases the transferor from further liability; (B) any securities, notes or other obligations received from the transferee that are within 90 days converted by Blount International or the Restricted Subsidiary of Blount International into cash (to the extent of the cash received in that conversion); (C) any Designated Noncash Consideration received by Blount International or any of its Restricted Subsidiaries in the Asset Sale; provided that the aggregate fair market value (as determined above) of the Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received pursuant to this clause (C) less the amount of Net Proceeds previously realized in cash from prior Designated Noncash Consideration is less than 10% of Total Assets at the time of the receipt of the Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and (D) Additional Assets received in an exchange of assets transaction.

Within 18 calendar months after the receipt by Blount International or a Restricted Subsidiary of Blount International of any Net Proceeds from an Asset Sale, the Company or Blount International may apply those Net Proceeds at its option, (i) to repay Senior Debt; (ii) to acquire all or substantially all of the assets or a majority of the Voting Stock of another company that is engaged in a Permitted Business; (iii) to make a capital expenditure in a Permitted Business; or (iv) to acquire Additional Assets; provided that Blount International will have complied with this clause (iv) if, within 18 calendar months of the Asset Sale, Blount International has entered into an agreement covering the acquisition which is thereafter completed within 180 days after the date of the agreement.  Pending the final application of any such Net Proceeds, the Company or Blount International may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall be deemed to constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company shall make an offer to all Holders of Notes, as well as all holders of other Indebtedness that ranks pari passu in right of payment with the Notes and that has the benefit of provisions requiring the Company to make a similar offer (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price will be equal to 100% of the principal amount of Notes and other Indebtedness to be purchased or the lesser amount required under agreements governing such other Indebtedness, plus accrued and unpaid interest and any other amounts due, if any, on the Notes to the date of purchase.  Blount International or the Company may use any Excess Proceeds remaining after consummation of an Asset Sale Offer for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and other pari passu Indebtedness so tendered.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations in connection with each purchase of Notes pursuant to an Asset Sale Offer.  If the provisions of any securities laws or regulations conflict with this Section 4.10, the Company will comply with the applicable securities laws and regulations and by so doing will not be deemed to have breached its obligations under this Section 4.10.

SECTION 4.11.            TRANSACTIONS WITH AFFILIATES.

Blount International shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of such Person (each, an “Affiliate Transaction”), unless (i) the Affiliate Transaction is on terms that are no less favorable to Blount International or the relevant Restricted Subsidiary than terms that would have been obtained in a comparable transaction by Blount International or such Restricted Subsidiary with an unrelated Person and (ii) Blount International delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, a resolution of its Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, Blount International obtains an opinion from an accounting, appraisal or investment banking firm of national standing to the effect that the Affiliate Transaction is fair to Blount International or the relevant Restricted Subsidiary of Blount International from a financial point of view or that the terms of the Affiliate Transaction are at least as favorable to Blount International or the relevant Restricted Subsidiary of Blount International as might reasonably be obtained in a comparable arm’s length transaction with an unaffiliated third party.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:  (i) any employment agreement entered into by Blount International or any of its Restricted Subsidiaries in the ordinary course of business; (ii) transactions between or among Blount International and/or its Restricted Subsidiaries; (iii) payment of reasonable fees to officers, directors, employees or consultants of Blount International or to Persons who are not otherwise Affiliates of Blount International; (iv) any sale, conveyance or other transfer of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary in a Qualified Receivables Transaction; (v) Restricted Payments that are permitted by, and Investments that are not prohibited by Section 4.07 hereof; (vi) indemnification payments made to officers, directors and employees of Blount International or any of its Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions; (vii) the payment of customary annual management, consulting and advisory fees and related expenses to Lehman Brothers Merchant Banking Partners and its Affiliates; (viii) payments by Blount International or any of its Restricted Subsidiaries to Lehman Brothers Merchant Banking Partners and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of Blount International in good faith; (ix) the existence of, or the performance by Blount International or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Blount International or any of its Restricted Subsidiaries of obligations under any future amendment to, any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted by this clause (ix) to the extent that the terms of the amendment or new agreement are not otherwise disadvantageous to the Holders of Notes in any material respect; (x) transactions pursuant to the terms of the agreements entered into in connection with the Refinancing Transactions, including the issuance of the Notes and Guarantees, on the Issue Date, as such agreements are in effect on the Issue Date, as amended thereafter; provided, however, that transactions pursuant to the terms of any future amendment to any such agreements will only be permitted pursuant to this clause (x) to the extent that the terms of the amendment are not otherwise disadvantageous to the Holders of Notes in any material respect; (xi) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to Blount International or the applicable Restricted Subsidiary of Blount International than those that would have been obtained in a comparable transaction by Blount International or the applicable Restricted Subsidiary of Blount International with an unrelated Person, in the reasonable determination of the Board of Directors of Blount International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (xii) guarantees of performance by Blount International and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Obligations in respect of borrowed money; (xiii) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries; (xiv) any issuance of securities, or other payments, awards or grants in cash, securities, options or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans approved by the Board of Directors of Blount International; (xv) the issuance or sale of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of Blount International; (xvi) transactions with a person that is an Affiliate of Blount International solely because Blount International owns an Equity Interest in, or controls, such person; and (xvii) transactions between Blount International or any of its Restricted Subsidiaries and any person, a director of which is also a director of Blount International or such Restricted Subsidiary, as the case may be; provided, however that such director abstains from voting as a director of Blount International or such Restricted Subsidiary on any matter involving such other person.

SECTION 4.12.            LIENS.

Blount International shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless :

(a)           in the case of Liens securing Indebtedness that ranks pari passu in right of payment with the Notes or a Guarantee, the Notes or such Guarantee are secured on an equal and ratable basis in the same assets securing such Liens to the same extent as such pari passu obligations; or

(b)           in the case of Liens securing Indebtedness that is subordinated in right of payment to the Notes or a Guarantee, such Lien is subordinated to a Lien securing the Notes or such Guarantee in the same assets securing such Liens to the same extent as such subordinated obligations are subordinated to the Notes or such Guarantee, as the case may be, in each case, until such time as such obligations are no longer secured by a Lien.

SECTION 4.13.            ADDITIONAL SUBSIDIARY GUARANTEES.

Blount International shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any Credit Facility of Blount International or any Restricted Subsidiary of Blount International unless (i) all of the obligors, guarantors or pledgors under that Credit Facility are Foreign Subsidiaries or (ii) that Restricted Subsidiary is a Guarantor or that Restricted Subsidiary becomes a Guarantor by simultaneously executing and delivering to the Trustee an Opinion of Counsel and a supplemental indenture providing for a Guarantee of the payment of the Notes by such Restricted Subsidiary which Guarantee shall be (A) in the case of Indebtedness that is subordinated to the Notes or a Guarantee of the Notes, senior to such Restricted Subsidiary’s guarantee of or pledge to secure such other Indebtedness to the same extent as such Indebtedness is subordinated to the Notes or a Guarantee; (B) in the case of Indebtedness that is pari passu with the Notes or a Guarantee of the Notes, pari passu with that Restricted Subsidiary’s guarantee of or pledge to secure such other Indebtedness; and (C) in the case of Indebtedness that is Senior Debt, subordinated to that Restricted

Subsidiary’s guarantee of or pledge to secure such Senior Debt to the same extent as the Notes or a Guarantee of the Restricted Subsidiary is subordinated to such Senior Debt.

This Section 4.13 shall not apply to any Subsidiary of Blount International that has been properly designated as an Unrestricted Subsidiary or as a Receivables Subsidiary or to any Foreign Subsidiary of Blount International that guarantees or pledges assets to secure the payment of the Canadian Term Loan Facility.

SECTION 4.14.            CORPORATE EXISTENCE.

Subject to Article 5 hereof, Blount International shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, including the Company, in accordance with the respective organizational documents (as the same may be amended from time to time) of Blount International or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Blount International and its Restricted Subsidiaries, including the Company; provided, however, that Blount International shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, including the Company, if the Board of Directors of Blount International shall determine that the preservation thereof is no longer desirable in the conduct of the business of Blount International and its Restricted Subsidiaries, including the Company, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.15.            OFFER TO REPURCHASE UPON CHANGE OF CONTROL.

(a)           Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to the offer on the terms described below (the “Change of Control Offer”).  In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest and any other amounts due, if any, on the Notes to the date of purchase (the “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date specified in such notice (the “Change of Control Payment Date”).  The Change of Control Payment Date may not be earlier than 30 days nor later than 60 days from the date such notice is mailed. Such notice, which shall govern the terms of the Change of Control offer, shall state: (i) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date; (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless Blount International defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations in connection with the repurchase of the Notes as a result of a Change of Control.  If the provisions of any securities laws or regulations conflict with this Section 4.15, the Company will comply with the applicable securities laws and regulations and by so doing will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture.

(b)           On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted.  The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.  Prior to complying with any of the provisions of this Section 4.15, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 4.15.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of this Indenture are applicable.

(c)           If the Credit Agreement (which currently prohibit Blount International and the Company from redeeming or purchasing any Notes, and also provides that the occurrence of certain change of control events with respect to Blount International and the Company would constitute a default under such Credit Agreement) are in effect, or any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party containing similar restrictions are in effect, at the time of the occurrence of a Change in Control when the Company is prohibited by such agreements from purchasing Notes, the Company shall obtain the requisite consent of its lenders to the purchase of Notes or refinance the borrowings under the agreement containing such prohibition.  The Company shall first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that the Company’s failure to purchase Notes in the event of a Change of Control after complying with the covenant described in this Section 4.15 constitutes an Event of Default described in clause (d) under Section 6.01 hereof if not cured within 30 days after the notice required by such clause.

(d)           Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party offers to purchase the Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer by the Company and that third party purchases all Notes validly tendered to it in response to that offer.

SECTION 4.16.            NO SENIOR SUBORDINATED DEBT.

Blount International shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Blount International and senior in any respect in right of payment to the Notes (other than Senior Debt incurred under clause (i) of the second paragraph of Section 4.09 hereof that is subordinated to other Senior Debt).  No Guarantor shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Guarantee (other than Senior Debt incurred under clause (i) of the second paragraph of Section 4.09 hereof that is subordinated to other Senior Debt).

SECTION 4.17.            DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES.

The Board of Directors of Blount International may designate any Restricted Subsidiary of Blount International to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary of Blount International is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Blount International and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary will be deemed to be an Investment made as of the time of that designation and will either reduce the amount available for Restricted Payments under the first paragraph of Section 4.07 hereof or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Blount International shall determine.  That designation will only be permitted if that Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of Blount International may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of Blount International if the redesignation would not cause a Default.  Blount shall be a Restricted Subsidiary of Blount International and shall not be designated as an Unrestricted Subsidiary.

SECTION 4.18.            BUSINESS ACTIVITIES.

Blount International shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to an extent that would not be material to Blount International and its Restricted Subsidiaries taken as a whole.

ARTICLE 5.
SUCCESSORS

SECTION 5.01.            MERGER, CONSOLIDATION, OR SALE OF ASSETS.

Neither Blount International nor the Company shall, directly or indirectly, consolidate or merge with or into another Person (whether or not Blount International or the Company, as the case may be, is the surviving corporation); or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Blount International or the Company, as the case may be, and their respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless (i) either (A) Blount International or the Company, as the case may be, is the surviving corporation, limited liability company, business trust or limited partnership; or (B) the Person formed by or surviving any such consolidation or merger (if other than Blount International or the Company, as the case may be) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made is a corporation, limited liability company, business trust or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case of (A) or (B) above, if the surviving Person is a limited liability company, business trust or limited partnership, a corporation of which all of the Equity Interests are owned by the surviving Person shall act as joint and several obligor with respect to the Notes; (ii) the Person formed by or surviving any such consolidation or merger (if other than Blount International or the Company, as the case may be) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made (A) assumes all the obligations of Blount International or the Company, as the case may be, under this Indenture and the Notes (if other than the Company) or the Guarantee (if other than Blount International), as the case may be, pursuant to a supplemental indenture and such other agreements reasonably satisfactory to the Trustee; and (B) delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and any supplemental indenture entered into in connection therewith complies with all of the terms of this Section 5.01, and that all conditions precedent provided for in this Section 5.01 relating to such transaction or series of related transactions have been complied with, and with respect to such Opinion of Counsel, that any such supplemental indenture is legal, valid and binding; (iii) immediately after such transaction no Default exists; and (iv) immediately after giving pro forma effect to such transaction and any related financing transactions as if such transactions had occurred at the beginning of the most recently ended four-quarter period for which internal financial statements are available immediately preceding such transaction either:  (A) the entity surviving such consolidation or merger would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; or (B) the Fixed Charge Coverage Ratio for Blount International or the Company, as the case may be, or the Person formed by or surviving such consolidation or merger (if other than Blount International or the Company, as the case may be), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would, immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, not be less than the Fixed Charge Coverage Ratio for Blount International or the Company, as the case may be, and any of their respective Restricted Subsidiaries immediately prior to such transaction.

The person formed by or surviving that consolidation or merger (if other than Blount International or the Company, as the case may be) or the person to which that sale, assignment, transfer, conveyance, lease or other disposition has been made will succeed to, and be substituted for, and may exercise every right and power of Blount International or the Company, as the case may be, under this Indenture.

SECTION 5.02.            SUCCESSOR CORPORATION SUBSTITUTED.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Blount International or the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which Blount International or the Company, as the case may be, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to “Blount International” or the “Company” or “Blount”, as the case may be, shall refer instead to the successor corporation and not to Blount International or the Company, as the case may be), and may exercise every right and power of Blount International or the Company, as the case may be, under this Indenture with the same effect as if such successor Person had been named as Blount International or the Company, as the case may be, herein; provided, however, that the predecessor Person, Blount International or the Company, as the case may be, shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of Blount International’s or the Company’s, as the case may be, assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6.
DEFAULTS AND REMEDIES

SECTION 6.01.            EVENTS OF DEFAULT.

An “Event of Default” occurs if:

(a)           the Company defaults for 30 days in the payment, when due, of interest on the Notes whether or not prohibited by Article 10 hereof;

(b)           the Company defaults in payment, when due, of the principal of, or premium, if any, on the Notes whether or not prohibited by Article 10 hereof;

(c)           Blount International or any of its Restricted Subsidiaries fails to purchase any of the Notes as required under the provisions of Section 4.10 or 4.15 hereof, or comply with the provisions of Section 5.01 hereof;

(d)           Blount International or any of its Restricted Subsidiaries fails to comply with the provisions of Sections 4.10 (other than a failure to purchase Notes), 4.15 (other than a failure to purchase Notes), 4.07 and 4.09 for 30 days after notice of such failure has been given;

(e)           Blount International or any of its Restricted Subsidiaries fails to comply with any of the other agreements in this Indenture or the Notes for 60 days after notice of such failure has been given;

(f)            a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Blount International or any of its Significant Subsidiaries (or the payment of which is guaranteed by Blount International or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if such default (i) is caused by a failure to pay principal of such Indebtedness at final maturity and after giving effect to the applicable grace period, if any, provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $25,000,000 or more;

(g)           Blount International or any of its Significant Subsidiaries fails to pay final judgments aggregating in excess of $25,000,000, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(h)           except as permitted by this Indenture, if any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with the terms of such Guarantee and this Indenture) to be in full force and effect or any Guarantor, or if any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(i)            Blount International or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(i)            commences a voluntary case,

(ii)           consents to the entry of an order for relief against it in an involuntary case,

(iii)          consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)          makes a general assignment for the benefit of its creditors, or

(v)           generally is not paying its debts as they become due; or

(j)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against Blount International or any of its Significant Subsidiaries in an involuntary case;

(ii)           appoints a custodian of Blount International or any of its Significant Subsidiaries or for all or substantially all of the property of Blount International or any of its Significant Subsidiaries; or

(iii)          orders the liquidation of Blount International;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all of the Notes, by written notice to the Trustee, waive any existing Default and its consequences under this Indenture except a continuing Default in the payment of interest on, or the principal of, the Notes.

If an Event of Default described in clause (f) of Section 6.01 hereof has occurred and is continuing, such Event of Default shall be automatically annulled if the payment default triggering such Event of Default pursuant to clause (f) of Section 6.01 hereof shall be remedied or cured by Blount International or the applicable Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days of its occurrence and all other Events of Default, if any, under the Indenture have been cured and waived.

SECTION 6.02.            ACCELERATION.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Indebtedness under the Credit Agreement shall be outstanding, the acceleration shall not be effective until the earlier of (i) an acceleration of any Indebtedness under the Credit Agreement or (ii) five Business Days after receipt by the Company of written notice of the acceleration of the Notes.  Notwithstanding the foregoing, in the case of an Event of Default specified in Section 6.01(i) or (j) hereof, with respect to Blount International or the Company, all outstanding Notes will become due and payable immediately without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.  Subject to the limitations described in this Article 6, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay upon an Optional Redemption, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to [      ], 2008 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to [     ], 2008, then the premium specified below shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes during the twelve-month period ending on [       ] of the years indicated below:

Year	Percentage
2005	[ ]	%
2006	[ ]	%
2007	[ ]	%
2008	[ ]	%

SECTION 6.03.            OTHER REMEDIES.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.            WAIVER OF PAST DEFAULTS.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, and interest on, the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.            CONTROL BY MAJORITY.

Holders of a majority in principal amount of the then outstanding Notes may, by written notice, direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

The Trustee may take any other action which it deems proper and which is not inconsistent with any such direction.  In the event the Trustee takes any action or follows any direction pursuant to the Indenture, the Trustee shall be entitled to indemnification reasonably satisfactory to it in its sole discretion against any loss or expense caused by taking such action or following such direction.

SECTION 6.06.            LIMITATION ON SUITS.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)           the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)           during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a written direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07.            RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.            COLLECTION SUIT BY TRUSTEE.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.            TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under

Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.            PRIORITIES.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:                      to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:                 to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:                     to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11.            UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.
TRUSTEE

SECTION 7.01.            DUTIES OF TRUSTEE.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith or negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the

Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it in its sole discretion against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.            RIGHTS OF TRUSTEE.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in such document.

(b)           Before the Trustee acts or refrains from acting, it may consult with counsel and it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(h)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(i)            Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

SECTION 7.03.            INDIVIDUAL RIGHTS OF TRUSTEE.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.            TRUSTEE’S DISCLAIMERS.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.            NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes in the manner and to the extent provided in TIA §313(c) a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06.            REPORTS BY TRUSTEE TO HOLDERS OF THE NOTES.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA §313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07.            COMPENSATION AND INDEMNITY.

The Company shall pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for its acceptance of this Indenture and services hereunder. The

Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee or any predecessor Trustee against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys fees (“losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such losses may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and, to the extent permitted by law, any rejection or termination under any bankruptcy plan.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

To secure the Company’s and the Guarantor’s payment obligations to the Trustee, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  The Trustee’s rights to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or Indebtedness of the Company or the Guarantors.

The Trustee shall comply with the provisions of TIA §313(b)(2) to the extent applicable.

SECTION 7.08.            REPLACEMENT OF TRUSTEE.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.            SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10.            ELIGIBILITY; DISQUALIFICATION.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5).  The Trustee is subject to TIA §310(b).

SECTION 7.11.            PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b).  A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE 8.

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.            SATISFACTION AND DISCHARGE.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when (i) either (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

SECTION 8.012.          OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

The Company may, at its option and at any time, elect to have either Section 8.03 or 8.04 hereof be applied to all outstanding Notes and all obligations of the Guarantors with respect to their Guarantees upon compliance with the conditions set forth below in this Article 8.

SECTION 8.03.            LEGAL DEFEASANCE AND DISCHARGE.

Upon the Company’s exercise under Section 8.02 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of the Guarantors with respect to their Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due solely from the trust fund described in Section 8.05 hereof, (b) the Company’s obligations with respect to such Notes under Sections 2.06, 2.07, 2.10 and 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.03 notwithstanding the prior exercise of its option under Section 8.04 hereof.

SECTION 8.04.            COVENANT DEFEASANCE.

Upon the Company’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, be released from its obligations under Sections 4.03, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 and Articles 5 and 10 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under

Section 8.02 hereof of the option applicable to this Section 8.04 hereof, subject to the satisfaction of the conditions set forth in Section 8.05 hereof, Sections 6.01(c) through 6.01(h) hereof shall not constitute Events of Default.

SECTION 8.02.            CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

The following shall be the conditions to the application of either Section 8.03 or 8.04 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b)           in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.04 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Event of Default under Section 6.01(i) or 6.01(j) hereof shall have occurred and be continuing at any time in the period ending on the 91st day after the date of the deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which Blount International or any of its Restricted Subsidiaries is a party or by which Blount International or any of its Subsidiaries is bound;

(f)            the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable Bankruptcy Law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)           the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

(h)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.03.            DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

Subject to Section 8.07 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.05a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.04.            REPAYMENT TO COMPANY.

Subject to Section 7.07, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.05.            REINSTATEMENT.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.03 or 8.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.03 or 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.03 or 8.04 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.            WITHOUT CONSENT OF HOLDERS OF NOTES.

Notwithstanding Section 9.02 hereof, the Company and the Trustee may amend, modify or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, in any case permitted hereby;

(d)           to make any change that would provide any additional rights or benefits to the Holders of the Notes;

(e)           to provide for the issuance of Additional Notes in accordance with the provisions set forth in this Indenture;

(f)            to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA; or

(g)           to make any other change, provided that such other change does not adversely affect the legal rights hereunder of any Holder of the Notes or to surrender any right or power conferred upon Blount or the Guarantors;

(h)           to comply with the rules of any applicable securities depository; or

(i)            to add Guarantees with respect to the Notes or to secure the Notes.

The consent of the Holders of the Notes is not necessary hereunder to approve the particular form of any proposed amendment; it is sufficient if such consent approves the substance of the proposed amendment.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee shall join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that, by its express terms, affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02.            WITH CONSENT OF HOLDERS OF NOTES.

Except as provided below in this Section 9.02, the Company and the Trustee may amend, modify or supplement this Indenture (including Sections 3.09, 4.10 and 4.15 hereof) and the Notes may be amended, modified or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the

Notes).  Without the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), no waiver or amendment to this Indenture may make any change in the provisions of Article 10 hereof that adversely affects the rights of any Holder of Notes.  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture, by its express terms, affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 180 days after such record date, any such consent previously given shall automatically and without further action by any Holder be canceled and of no further effect.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;

(c)           reduce the rate of or change the time for payment of interest on any Note;

(d)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in currency other than that stated in the Notes;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(g)           waive a redemption payment with respect to any Note;

(h)           release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i)            make any change in the foregoing amendment and waiver provisions.

SECTION 9.03.            COMPLIANCE WITH TRUST INDENTURE ACT.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04.            REVOCATION AND EFFECT OF CONSENTS.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05.            NOTATION ON OR EXCHANGE OF NOTES.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.            TRUSTEE TO SIGN AMENDMENTS, ETC.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that the supplemental indenture will be valid and binding on the Company.

ARTICLE 10.

SUBORDINATION

SECTION 10.01.          AGREEMENT TO SUBORDINATE.

The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full in cash or Cash Equivalents of all Obligations in respect of Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

SECTION 10.02.          LIQUIDATION; DISSOLUTION; BANKRUPTCY.

The holders of Senior Debt shall be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt before the Holders of Notes will be entitled to receive any payment with respect to the

Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described in Article 8), in the event of any distribution to creditors of the Company: (i) in a liquidation or dissolution of Blount; (ii) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Blount or its property; (iii) in an assignment for the benefit of creditors; or (iv) in any marshaling of the Company’s assets and liabilities.

SECTION 10.03.          DEFAULT ON DESIGNATED SENIOR DEBT.

The Company may not make any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property (other than (i) Permitted Junior Securities and (ii) payments and other distributions made from any defeasance trust created pursuant to Section 8.02 hereof) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

(i)            a default in the payment of any principal or other Obligations with respect to Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(ii)           a default, other than a payment default, on any series of Designated Senior Debt occurs and is continuing that then permits holders of such series of Designated Senior Debt to accelerate its maturity and the Trustee receives a written notice of the default (a “Payment Blockage Notice”) from the holders of or a Representative with respect such series of Designated Senior Debt. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until (i) at least 360 days shall have elapsed since the delivery of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, interest and premium, if any, on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

The Company may and shall resume payments on and distributions in respect of the Notes and may acquire them upon the earlier of:

(1)           in the case of a payment default, the date upon which such default is cured or waived, and

(2)           in the case of a nonpayment default referred to in Section 10.03(ii) hereof, unless the maturity of any Designated Senior Debt has been accelerated, upon the earliest of the dates on which one of the following events occurs:

(a)           the Person who gave the Payment Blockage Notice terminates the blockage period by written notice to the Trustee and the Company;

(b)           the default giving rise to the Payment Blockage Notice is cured, waived or otherwise no longer continuing (so long as no other default in respect of such Designated Senior Debt exists);

(c)           the Designated Senior Debt has been discharged or paid in full; or

(d)           179 days after the date on which the applicable Payment Blockage Notice has been received,

if this Article otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.

SECTION 10.04.          ACCELERATION OF SECURITIES.

If payment of the Securities is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

SECTION 10.05.          WHEN DISTRIBUTION MUST BE PAID OVER.

In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by this Article 10, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or negligence of the Trustee.

SECTION 10.06.          NOTICE BY COMPANY

The Company shall promptly notify in writing the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 10, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this Article 10.

SECTION 10.07.          SUBROGATION.

After all Senior Debt is paid in full in cash and until the Notes are paid in full, Holders of Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article 10 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Notes.

SECTION 10.08.          RELATIVE RIGHTS.

This Article 10 defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Indenture shall:

(1)           impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(2)           affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(3)           prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to (i) the rights of holders and owners of

Senior Debt to receive distributions and payments otherwise payable to Holders of Notes and (ii) the notice provisions of Section 6.02 hereof.

If the Company fails because of this Article 10 to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

SECTION 10.09.          SUBORDINATION MAY NOT BE IMPAIRED BY COMPANY.

No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

SECTION 10.10.          DISTRIBUTION OR NOTICE TO REPRESENTATIVE.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

SECTION 10.11.          RIGHTS OF TRUSTEE AND PAYING AGENT.

Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts (in the form of an officer’s certificate) that would cause the payment of any Obligations with respect to the Notes to violate this Article 10. Only the Company or a Representative may give the notice. Nothing in this Article 10 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

SECTION 10.12.          AUTHORIZATION TO EFFECT SUBORDINATION.

Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, the credit agents are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

SECTION 10.13.          AMENDMENTS.

The provisions of this Article 10 shall not be amended or modified without the written consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

ARTICLE 11.
GUARANTEES

SECTION 11.01.          GUARANTEES.

Subject to Section 11.04 hereof, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes and the Obligations of the Company hereunder and thereunder, that: (a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal, premium, if any (to the extent permitted by law) and interest on any interest, if any, on the Notes, and all other payment Obligations of the Company to the Holders or all other obligations of the Company to the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise.  Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason the Guarantors will be jointly and severally obligated to pay the same immediately.  An Event of Default under this Indenture or the Notes shall constitute an event of default under the Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Note Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor as provided in Section 11.06 hereof so long as the exercise of such right does not impair the rights of the Holders or the Trustee under the Guarantees or this Indenture.

SECTION 11.02.          SUBORDINATION OF GUARANTEE.

The Obligations of each Guarantor under its Guarantee pursuant to this Article 11 shall be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Company.  For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article 11 hereof.

SECTION 11.03.          EXECUTION AND DELIVERY OF GUARANTEE.

(a)           To evidence its Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form of Exhibit B hereto shall be endorsed by manual or facsimile signature by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor, by manual or facsimile signature, by an Officer of such Guarantor.

(b)           Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(c)           If an officer whose signature is on this Indenture or on any Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed, such Guarantee shall be valid nevertheless.

(d)           The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

(e)           In the event that Blount International or the Company creates or acquires any new Subsidiaries subsequent to the date of this Indenture, if required by Section 4.13 hereof, Blount International or the Company, as the case may be, shall cause such Subsidiaries to execute supplemental indentures to this Indenture and Guarantees in accordance with Section 4.13 hereof and this Article 11, to the extent applicable.

SECTION 11.04.          GUARANTORS MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

(a)           Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture shall prohibit a merger between a Guarantor and another Guarantor or a merger between a Guarantor and the Company.

(b)           No Guarantor shall consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) or sell or otherwise dispose of all or substantially all of its assets to, another Person (other than the Company or another Guarantor) unless (i) immediately after giving effect to such transaction, no Default exists and (ii) either (x) the Person formed by or surviving any such merger or consolidation, or to which such sale of assets shall have been made (if other than such Guarantor) assumes all the obligations of such Guarantor under this Indenture and its Guarantee pursuant to a supplemental indenture substantially in the form of Exhibit C hereto, or (y) the Net Proceeds of such transaction are applied in accordance with Section 4.10 hereof.  Notwithstanding the foregoing, any Guarantor that is a Subsidiary of Blount International may merge with another Subsidiary of Blount International that will be a Guarantor immediately following such merger, has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating such Guarantor in another State of the United States so long as the amount of Indebtedness of Blount International and its Restricted Subsidiaries is not increased thereby.

(c)           In the case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Exhibit C hereto, of the Guarantees endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All of the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

SECTION 11.05.          RELEASES OF GUARANTEES.

(a)           In the event of (i) a sale or other disposition of all or substantially all of the assets of any Guarantor that is a Subsidiary of Blount International, or (ii) a sale or other disposition of all of the Capital Stock of any Guarantor that is a Subsidiary of Blount International, in each case to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Blount International, then such Guarantor shall be automatically released and relieved of any obligations under this Indenture and its Guarantee; provided that (i) the Net Proceeds from such sale or other disposition are treated in accordance with the provisions of Section 4.10 hereof and (ii) the Company and Blount International are in compliance with all other provisions of this Indenture applicable to such disposition.

(b)           Upon the designation of a Guarantor that is a Subsidiary of Blount International by Blount International as an Unrestricted Subsidiary or a Receivables Subsidiary in accordance with the terms of this Indenture, such Guarantor shall be released and relieved of any obligations under this Indenture and its Guarantee.

(c)           In the event of the Company’s exercise of its option under Section 8.02 hereof, each Guarantor that is a Subsidiary of Blount International shall be released and relieved of any obligations under this Indenture and its Guarantee.

(d)           Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect of any of the foregoing, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor that is a Subsidiary of Blount International from its obligations under its Guarantee.  Any such Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 11.

SECTION 11.06.          LIMITATION ON GUARANTOR LIABILITY; CONTRIBUTION.

(a)           For purposes hereof, each Guarantor’s liability shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and this Indenture and (ii) the maximum amount that will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance under applicable law of any relevant jurisdiction; provided that, it will be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to its Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is the amount set forth in clause (ii) above.  In making any determination as to solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors as set forth below, and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

(b)           In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s Obligations with respect to the Notes or any other Guarantor’s obligations with respect to its Guarantee.

ARTICLE 12.

MISCELLANEOUS

SECTION 12.01.          TRUST INDENTURE ACT CONTROLS.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

SECTION 12.02.          NOTICES.

Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Blount, Inc.

4520 Executive Park Drive

Montgomery, Alabama 36116-1602

Attention:  Richard H. Irving, III

(Fax:  334-271-8177)

and John M. Panettiere

(Fax:  334-271-8177)

With a copy to:

Cravath, Swaine & Moore

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:  Ronald Cami

(Fax:  212-474-3700)

If to the Trustee:

The Bank of New York

700 S. Flower St., Suite 500

Los Angeles, CA 90017

Attention: Sandee Parks

(Fax: 213-630-6298)

The Company or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall take effect at the time of receipt thereof.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 12.03.          COMMUNICATIONS BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

SECTION 12.04.          CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied.

SECTION 12.05.          STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition and the definitions relating thereto;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.06.          RULE BY TRUSTEE AND AGENTS.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07           NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08.          GOVERNING LAW.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES.

SECTION 12.09.          NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10.          SUCCESSORS.

All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11.          SEVERABILITY.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12.          COUNTERPART ORIGINALS.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13.          TABLE OF CONTENTS, HEADINGS, ETC.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

SIGNATURES

Dated as of August [   ], 2004

BLOUNT, INC.

By:
Name:
Title:

BLOUNT INTERNATIONAL, INC.

By:
Name:
Title:

BI, L.L.C.
By: Blount, Inc. as Member of BI, L.L.C.

By:
Name:
Title:

By: 4520 Corp., Inc. as Member of BI, L.L.C.

By:
Name:
Title:

OMARK PROPERTIES, INC.

By:
Name:
Title:

4520 CORP., INC.

By:
Name:
Title:

GEAR PRODUCTS, INC.

By:
Name:
Title:

S-1

DIXON INDUSTRIES, INC.

By:
Name:
Title:

WINDSOR FORESTRY TOOLS LLC
By: Blount, Inc. as Member of Windsor Forestry Tools LLC

By:
Name:
Title:

FREDERICK MANUFACTURING CORPORATION

By:
Name:
Title:

FABTEK CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

S-2

EXHIBIT A

(Face of Note)

CUSIP/CINS  [   ]

[   ]% Senior Subordinated Notes due 2012

No.	$

BLOUNT, INC.

promises to pay to

or registered assigns,

the principal sum of

Dollars on [        ], 2012.

Interest Payment Dates:  [         ] and [         ].

Record Dates:  [        ] and [         ].

	Dated: [	]

BLOUNT, INC.

By:
Name:
Title:

By:
Name:
Title:

This is one of the [Global] Notes referred to in the

within-mentioned Indenture:

Dated:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

A1-1

(Back of Note)

[  ]% Senior Subordinated Notes due 2012

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.](1)

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.  Blount, Inc., a Delaware corporation (“Blount” or the “Company”), promises to pay interest on the principal amount of this Note at [  ]% per annum from August [  ], 2004 until maturity. The Company will pay interest semi-annually on [        ] and [       ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), with the same force and effect as if made on the date for such payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be [        ], 2005.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.             METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the [       ] or [        ] next (whether or not a Business Day) preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within The City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR.  Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.             INDENTURE; SUBORDINATION.  The Company issued the Notes under an Indenture dated as of [        ], 2004 (the “Indenture”) among the Company, the Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes issuable under the Indenture are obligations of the Company.

The Notes are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations in respect of Senior Debt, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed.  The Guarantees in respect of the

(1)          This paragraph should be included only if the Note is issued in global form .

Notes will be subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Debt of each Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred assumed or guaranteed.  Each Holder by its acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purposes.

5.             OPTIONAL REDEMPTION.

(a)  Except as set forth in clause (b) of this paragraph 5, the Notes shall not be redeemable at the Company’s option prior to [       ], 2008. Thereafter, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and any other amounts due, if any, on the Notes to the applicable redemption date, if redeemed during the twelve-month period beginning on [       ] of the years indicated below:

Year	Percentage

2008	[ ]	%
2009	[ ]	%
2010 and thereafter	100.000%

(b)  Notwithstanding the foregoing, prior to [      ], 2007, the Company may on any one or more occasions redeem up to an aggregate of 35% of the Notes originally issued at a redemption price of [   ]% of the principal amount thereof, plus accrued and unpaid interest and any other amounts due, if any, on the Notes to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings by the Company or the net cash proceeds of one or more Equity Offerings by Blount International that are contributed to the Company as common equity capital; provided that at least 65% of the Notes originally issued remain outstanding immediately after the occurrence of each such redemption (excluding Notes held by Blount International, the Company and their Subsidiaries); and provided, further, that any such redemption must occur within 90 days of the date of the closing of such Equity Offering.

6.             MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.             REPURCHASE AT OPTION OF HOLDER.

(a)  If there is a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 101% of aggregate principal amount thereof plus accrued and unpaid interest and any other amounts due, if any, on the Notes to the date of purchase (in either case, the “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)           If the Company or any of its Restricted Subsidiaries consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $20,000,000, the Company will be required to make an offer to all Holders of Notes and any other Indebtedness that ranks pari passu with the Notes that, by its terms, requires the Company to offer to repurchase such Indebtedness with such Excess Proceeds (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of Notes and other Indebtedness to be purchased or the lessor amount required under agreements governing such other Indebtedness, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes or pari passu Indebtedness tendered pursuant to an Asset Sale

Offer is less than the Excess Proceeds, the Company may use any Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes or pari passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis.  Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8.             NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.             DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.           PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

11.           AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to provide for the assumption of Blount International’s obligations to Holders of Notes in respect of the Guarantees in the case of a merger or consolidation or sale of all or substantially all of Blount International’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or any other change that does not adversely affect the legal rights under the Indenture of any such Holder or to surrender any right or power conferred upon the Company or Blount International, to provide for the issuance of Additional Notes in accordance with the Indenture, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

12.           DEFAULTS AND REMEDIES. An “Event of Default” occurs if: (i) the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days whether or not prohibited by Article 10 of the Indenture; (ii) the Company defaults in the payment when due of the principal of or premium, if any, on the Notes whether or not prohibited by Article 10 of the Indenture; (iii) Blount International or any of its Restricted Subsidiaries fails to purchase any of the Notes as required under the provisions of Section 4.10 or 4.15 of the Indenture, or comply with the provisions of Section 5.01 of the Indenture; (iv) Blount International or any of its Restricted Subsidiaries fails to comply with the provisions of Sections 4.10 (other than a failure to purchase Notes), 4.15 (other than a failure to purchase Notes), 4.07 and 4.09 for 30 days after notice of such failure has been given; (v) Blount International or any of its Restricted Subsidiaries fails to observe or perform any other agreements in the Indenture or the Notes for 60 days after notice of such failure has been given; (vi) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Blount International or any of its Significant Subsidiaries (or the payment of which is guaranteed by Blount International or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness at final maturity and after giving effect to the applicable grace period, if any, provided in such Indebtedness on the date of such default (a “Payment Default”), or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $25,000,000 or more; (vii) Blount International or any of its Significant Subsidiaries fails to pay final judgments aggregating in excess of $25,000,000, which judgments are not paid, discharged or stayed for a period of 60 consecutive days; (viii) except as permitted by the Indenture, if any Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with the terms of such Guarantee and the Indenture) to be in full force and effect or any Guarantor, or if any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to Blount International or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Blount International or the Company, all outstanding Notes will become due and payable without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately, provided that so long as any Indebtedness permitted to be incurred pursuant to the Indebtedness under the Credit Agreement shall be outstanding, the acceleration shall not be effective until the earlier of (i) an acceleration of any Indebtedness under the Credit Agreement or (ii) five Business Days after receipt by the Company of written notice of the acceleration of the Notes.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

If an Event of Default described in clause (vi) above has occurred and is continuing, such Event of Default shall be automatically annulled if the payment default triggering such Event of Default pursuant to clause (vi) above shall be remedied or cured by Blount International or the applicable Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days of its occurrence and all other Events of Default, if any, under the Indenture have been cured and waived.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to [   ], 2008 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to [          ], 2008, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.           TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.           NO RECOURSE AGAINST OTHERS.  A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.           AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.           ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.           CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP, CINS and/or ISIN numbers to be printed on the Notes and the Trustee may use CUSIP, CINS and/or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.           GOVERNING LAW.  The internal law of the State of New York shall govern and be used to construe this Note.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Blount, Inc.

4909 SE International Way

Portland, Oregon 97222-4679

Attention:  Richard H. Irving, III

(Fax:  503-653-4593)

and [      ]

(Fax:  [     ])

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:  $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE(2)

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

(2)          This should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF NOTATION ON SENIOR SUBORDINATED NOTE RELATING TO GUARANTEE

Subject to Section 11.06 of the Indenture, each Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal, premium, if any (to the extent permitted by law), and interest on any interest, if any, on the Notes and all other payment Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise.  Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.

The obligations of the Guarantors to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Guarantee.  The terms of Article 11 of the Indenture are incorporated herein by reference.  This Guarantee is subject to release as and to the extent provided in Section 11.05 of the Indenture.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Guarantee of payment and not a guarantee of collection.

Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and the Indenture.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

This Guarantee is subordinated in right of payment to the extent set forth in the Indenture.

For purposes hereof, each Guarantor’s liability shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and the Indenture and (ii) the maximum amount that will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance under applicable law of any relevant jurisdiction.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated:

BLOUNT INTERNATIONAL, INC.

By:
Name:
Title:

BI, L.L.C.
By: Blount, Inc. as Member of BI, L.L.C.

By:
Name:
Title:

By: 4520 Corp., Inc. as Member of BI, L.L.C.

By:
Name:
Title:

OMARK PROPERTIES, INC.

By:
Name:
Title:

4520 CORP., INC.

By:
Name:
Title:

GEAR PRODUCTS, INC.

By:
Name:
Title:

DIXON INDUSTRIES, INC.

By:
Name:
Title:

WINDSOR FORESTRY TOOLS LLC
By: Blount, Inc. as Member of Windsor Forestry Tools LLC

By:
Name:
Title:

FREDERICK MANUFACTURING CORPORATION

By:
Name:
Title:

FABTEK CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                   ,                    among Blount, Inc., a Delaware corporation (the “Company”) and Blount International, Inc., a Delaware corporation (“Blount International”), and BI, L.L.C., a Delaware limited liability company, Omark Properties, Inc., an Oregon corporation, 4520 Corp., Inc., a Delaware corporation, Gear Products, Inc., an Oklahoma corporation, Dixon Industries, Inc., a Kansas corporation, Windsor Forestry Tools LLC, a Tennessee limited liability company, Frederick Manufacturing Corporation, a Delaware corporation, Fabtek Corporation, a Michigan corporation and [     ] (the “New Guarantor”) (collectively, the “Guarantors”) and The Bank of New York, a New York banking corporation, as trustee under the indenture referred to below (the “Trustee”).  Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [              ], 2004, initially providing for the issuance of an aggregate principal amount of $175,000,000 of [    ]% Senior Subordinated Notes due 2012 (together with any additional notes issued thereunder, the “Notes”);

WHEREAS, Section 4.13 and Article 10 of the Indenture provides that under certain circumstances Blount International or the Company may or must cause certain of its Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such respective Subsidiaries shall unconditionally guarantee all of Blount International’s and the Company’s Obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors (including the New Guarantor) and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE.  The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

3.             NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, partner, member, shareholder or agent of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

4.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5.             COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the New Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:	[NEW GUARANTOR]

By:
Name:
Title:

BLOUNT, INC.

By:
Name:
Title:

BLOUNT INTERNATIONAL, INC.

By:
Name:
Title:

BI, L.L.C.
By: Blount, Inc. as Member of BI, L.L.C.

By:
Name:
Title:

By: 4520 Corp., Inc. as Member of BI, L.L.C.

By:
Name:
Title:

OMARK PROPERTIES, INC.

By:
Name:
Title:

4520 CORP., INC.

By:
Name:
Title:

GEAR PRODUCTS, INC.

By:
Name:
Title:

DIXON INDUSTRIES, INC.

By:
Name:
Title:

WINDSOR FORESTRY TOOLS LLC
By: Blount, Inc. as Member of Windsor Forestry Tools LLC

By:
Name:
Title:

FREDERICK MANUFACTURING CORPORATION

By:
Name:
Title:

FABTEK CORPORATION

By:
Name:
Title:

Dated:	,	THE BANK OF NEW YORK,
as Trustee

By:
Name:
Title: